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                                                                    EXHIBIT 99.1
[TOWER AUTOMOTIVE LOGO]

                                                                            NEWS


TOWER AUTOMOTIVE CLOSES NEW SENIOR SECURED CREDIT FACILITIES
AND CONVERTIBLE SENIOR DEBENTURE OFFERING

Announces Redemption of 5.0% Convertible Subordinated Notes due August 1, 2004



NOVI, MICHIGAN, May 25, 2004 -- Tower Automotive, Inc. (NYSE: TWR) announced that the closings of its new senior secured credit facilities, consisting of (i) a first lien secured facility comprising a $50 million revolving credit facility and a $375 million term loan and (ii) a second lien secured facility comprising a $155 million synthetic letter of credit facility, and its previously announced Rule 144A private offering of 5.75% convertible senior debentures, were completed yesterday.

Gross proceeds of the convertible debentures offering totaled $125 million. Tower Automotive offered $110 million of convertible debentures, and the initial purchasers exercised an option to purchase an additional $15 million aggregate principal amount of debentures. The debentures will mature in 2024, unless previously converted, redeemed or repurchased. The issue price of the debentures was 100 percent of principal amount.

The uses of the proceeds of the offering, along with borrowings under the new senior secured credit facilities, are to repay the existing senior credit facilities, call the existing $200 million 5.0% Convertible Subordinated Notes due August 1, 2004, pay related fees and expenses, and for general corporate purposes.

Tower Automotive also announced that it issued a redemption notice to the trustee for the $200 million 5.0% Convertible Subordinated Notes due August 1, 2004. The 5.0% Convertible Subordinated Notes will be redeemed on June 25, 2004, at a purchase price of 100.714% of the aggregate principal amount, plus accrued and unpaid interest through the redemption date.

The debentures and the shares of common stock issuable upon conversion thereof have not been and may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from the registration requirements of the Securities Act of 1933.


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This press release shall not constitute an offer to sell or a solicitation of an offer to buy the debentures or any shares of Tower Automotive common stock, nor shall there be any sale of the debentures in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Tower Automotive Inc. is a global designer and producer of vehicle structural components and assemblies used by every major vehicle manufacturer, including BMW, DaimlerChrysler, Fiat, Ford, General Motors, Honda, Hyundai/Kia, Nissan, Toyota and Volkswagen Group. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. The company is based in Novi, Michigan. Additional company information is available at www.towerautomotive.com.